UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):

November 3, 2005

ASCENDANT SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16250 Dallas Parkway, Suite 205, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities.

On November 3, 2005,  Ascendant Solutions, Inc. ("the Company") issued a press release announcing that the board of directors of its wholly-owned subsidiary Dougherty’s Holdings, Inc. (“DHI”) committed to a plan to explore strategic alternatives for its infusion therapy business, Park InfusionCare.  DHI has retained the services of The Braff Group to assist in exploring strategic alternatives for Park InfusionCare.

The Company expects to report the results of Park InfusionCare as a discontinued operation in its September 30, 2005 quarterly report on Form 10-Q. The Company has recorded an estimated charge of $230,000 for employee retention costs directly related to any potential disposition or strategic transaction for Park InfusionCare, although no related costs have yet been paid. Such employee retention costs are expected to be paid to certain employees that are employed by Park InfusionCare upon the closing of a potential disposition or other strategic transaction. Additional information about the assets, liabilities and results of operations for Park InfusionCare will be reported in the Company’s September 30, 2005 quarterly report on Form 10-Q, which is expected to be filed on or about November 14, 2005.

Neither the timing nor the benefits of a strategic transaction for Park InfusionCare, if any, can be determined at this time, and the Company can give no assurance that any strategic transaction will occur. The Company, therefore, does not intend to comment further on the status of these efforts prior to signing any definitive agreement.

Item 8.01  Other Events

As outlined in Item 2.05 above, the Company issued a press release on November 3, 2005, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1*  Press Release dated November 3, 2005

* Filed Herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2005	ASCENDANT SOLUTIONS, INC.

	By:	/s/ David E. Bowe
David E. Bowe
President and Chief Executive Officer